Exhibit 14.1

PERNIX CODE OF
BUSINESS CONDUCT
AND ETHICS

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Table of Contents

INTRODUCTION

OUR COMMITMENT TO COMPLIANCE

Compliance with Applicable Laws, Rules and Regulations

Upholding the Standards-Our Commitment and Yours

Reporting Illegal or Unethical Behavior

Investigation and Enforcement

Anti-Retaliation

Waivers of the Code

ACTING RESPONSIBLY IN OUR INDUSTRY

Healthcare Laws and Regulatory Requirements

Promotional Materials and Activities

Educational Materials and Activities

Anti-Bribery, Anti-Kickback, and Anti-Corruption

Interactions with Healthcare Professionals, Healthcare Organizations and Government Officials

- Commercial Interactions with HCPs

- Medical Affairs Interactions with HCPs

- Interactions with Healthcare Organizations (HCOs)

- Interactions with Government Officials

Gifts

Competition and Fair Dealing

Research and Development

Manufacturing

Adverse Events

PROTECTING OUR COMPANY

Corporate Opportunities

Conflicts of Interest

Protection and Proper Use of Pernix Assets

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Public Disclosure of Information

Insider Trading

Patient Privacy

Record-Keeping

Document Retention

Confidentiality and Non-Solicitation

Social Media

Competitive Intelligence

OUR COMMUNITY AND PUBLIC STANDARDS

Government Requests for Information

Requests for Professional (Medical) Information

Third Party Requests for Information

Trade Issues

Political Activities

PROFESSIONALISM IN THE WORKPLACE

Employee Professionalism and Respect

Health and Safety

Discrimination and Harassment

Employee Privacy and Use of Company Systems

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INTRODUCTION

Pernix is committed to acting ethically and responsibly when serving patients, customers and our stakeholders. "Ethical in our Efforts" is a core value at Pernix; we believe that being honest, forthright and acting with integrity is paramount to defining who we are as a company.

Our Code of Business Conduct and Ethics (the "Code") covers a wide range of business practices and procedures. While it cannot encompass every issue that may arise, it does provide basic principles intended to instruct the conduct of all directors, officers and employees of Pernix Therapeutics Holdings, Inc. and its subsidiaries (collectively, "Pernix" or the "Company"). It is also applicable to all persons (consultants, contractors, agents or other representatives, or persons who through their relationship with Pernix may be viewed as representatives of Pernix) and entities when they are conducting business on behalf of the Company (collectively "Affiliates"). Directors, officers and employees of Pernix, as well as Affiliates (collectively referred to as "Pernix personnel") must conduct themselves according to this Code and seek to avoid even the appearance of improper behavior.

This Code sets forth the basic ethical guidelines, legal principles and standards that the Company expects to be updheld by Pernix personnel when conducting business on its behalf, including but not limited to the following:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
  Full, fair, accurate, timely and understandable disclosure in reports and documents that Pernix files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by Pernix;
  Compliance with Company policies, procedures and guidelines, as well as all applicable governmental laws, rules, regulations and recognized guidelines;
  Accountability for adherence to this Code; and
  Prompt internal reporting of violations of the Code.

FAQ

Am I required to adhere to the Code of Business Conduct and Ethics?

Yes, all directors, officers and employees, as well as consultants, contractors, agents or other representatives, or persons who through their relationship with Pernix may be viewed as representatives of Pernix must follow Pernix's Code of Business Conduct and Ethics.

What penalties may I face for violating the Code?

If you violate the standards in the Code, you may be subject to disciplinary action, up to and including termination of employment.

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My supervisor asked me to do something that I think may violate the Code. What should I do?

It is unacceptable for any Pernix employee, director or contractor to ask anyone to engage in any conduct that may violate the Code. If you ever find yourself in such a situation, please promptly report the concern to the Compliance, Legal or Human Resources Department. If you prefer, you can make a report anonymously through our Compliance and Ethics Alertline at 800-826-6762 or https://pernix.alertline.com.

OUR COMMITMENT TO COMPLIANCE

Compliance with Applicable Laws, Rules and Regulations

Our "Ethical in our Efforts" credo is premised upon compliance with applicable laws, regulations and rules; it is the foundation upon which our Code is built. Pernix personnel are expected to comply with applicable laws, regulations and rules. While you may not know the details of all applicable laws, regulations and rules, you will be expected to know adequate detail to properly perform your tasks for the Company and to know when to seek advice from supervisors or other appropriate personnel. When in doubt, always seek advice from knowledgeable Pernix personnel before taking an action.

FAQ

What is the purpose of the Code of Business Conduct and Ethics?

This Code aims to deter wrongdoing and promote honest and ethical conduct and compliance with guidelines, legal principles and standards to be upheld by Pernix personnel when conducting business on its behalf.

There are lots of laws covered in the code. Do I need to know all of them?

Laws may be very detailed and difficult to understand, but it is important to know enough to determine when to seek advice from supervisors or other appropriate personnel. If you are unclear regarding whether a particular law or guidance applies, or you do not understand a certain law or guidance, please reach out to the Legal Department for clarification.

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Upholding the Standards - Our Commitment and Yours

The Company's policies, procedures and guidelines have been developed to ensure compliance with applicable laws, regulations and guidance and honor its commitment to fostering and upholding high standards of integrity. All of us have a duty to support this commitment and proactively report actual and potential violations of the Code.

While it is sometimes difficult to ascertain whether a violation has occurred or could occur, keep in mind the following approach to assessing situations:

  Make sure that you have all the facts. In order to reach the right conclusion, we must be as fully informed as possible.
  Ask yourself. What specifically am I being asked to do? Does it seem unethical or improper? These questions will enable you to identify the specific issue and assess available options and alternatives. Use your judgment and common sense; if something seems unethical or improper, it probably is.
  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to discuss the issue with your supervisor.
  Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the issue causing concern and will appreciate being able to assist you relative to the decision-making process. It is your supervisor's responsibility to help solve problems.
  Seek help from Pernix resources. Always "ask first, act later." If you are unsure of what to do, seek guidance from this Code, as well as the Company's policies and procedures, your supervisor, or the Legal or Compliance Department.

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FAQ

What should I do if I'm unsure whether my or someone else's actions will violate the Code?

Always ask first, act later. If you are unsure of what to do in any situation, please seek guidance from your manager or the Compliance, Legal or Human Resources Department.

Reporting Illegal or Unethical Behavior

You have a duty to report violations of the Code. Pernix personnel that are aware or suspect a violation of this Code, a Company policy, procedure, or guidance, or any law or regulation, should promptly bring the matter to the attention of their supervisor. If a situation arises where it may not be appropriate to discuss an concern with your supervisor or you are not comfortable approaching your supervisor with your question, there are other avenues to report your concern. Please reach out to the Human Resources Department, the Legal Department or the Compliance Department to discuss your concern. If you are not comfortable approaching anyone within the Company with your concern, you may report actual or suspected legal or ethical violations on an anonymous basis and without fear of retaliation through our Compliance and Ethics Alertline (the "Pernix Alertline") that is available 24 hours a day, seven days a week at 800-826-6762 and https://pernixtx.alertline.com.

FAQ

How may I report illegal or unethical behavior?

Please contact your manager, the Compliance, Legal or Human Resources Department to report illegal or unethical behavior. You may also submit a report anonymously through Pernix's Compliance and Ethics Alertline 24 hours a day, seven days a week at 800-826-6762 and https://pernixtx.alertline.com.

Investigation and Enforcement

You can make a good faith report without fear of retaliation. All good faith reports of non-compliance will be promptly investigated by the Company's Compliance Department and, to the extent possible, the identity of reporting persons will be kept confidential. The information and identity of individuals reporting actual and potential violations will be disclosed to others only on a "need to know" basis and/or as required by law.

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All Pernix personnel are required to cooperate in internal investigations and assessments of misconduct and/or compliance violations. Some individuals may learn about certain aspects of a reported Compliance violation as a result of the Company's internal investigation/assessment process. Such individuals will be required to maintain the confidentiality of all information that they become aware of as a result of such an investigation; such information can only be shared with authorized individuals with the approval of the Compliance or Legal Departments.

If a Compliance investigation leads to the conclusion that a violation of this Code has occurred, the person(s) accused of non-compliance will be notified of the investigation outcome, as well as the recommended corrective action(s). Appropriate corrective action, may include verbal and written warnings, impact on compensation and termination of employment and/or contract. In the event that a member of the Board of Directors or an executive officer of the Company is found to have violated this Code, the Board of Directors shall determine the remedial/corrective action(s) to be taken.

Nothing in this Code, in any Pernix policies, procedures, and/or guidance, or in other related communications (verbal or written) creates or implies an employment contract or term of employment or appointment for any person.

Anti-Retaliation

Pernix prohibits retaliation of any kind against employees who make reports of misconduct in good faith or have cooperated in the investigation of any complaint. Retaliation includes any employment decision or other conduct made with the intent to punish an employee for submitting a complaint or assisting in a Company investigation, as well as any decision or conduct that might have discouraged an employee from submitting a complaint or cooperating in an investigation.

Waivers of the Code

Waivers of the Code may only be granted by Pernix's Chief Executive Officer; provided, however, that any waiver of the Code for executive officers or directors may only be granted by the Board of Directors or the Audit Committee of the Board. Any such waiver of the Code for executive officers or directors, and the reasons for such waiver, will be disclosed on Pernix's website.

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ACTING RESPONSIBLY IN OUR INDUSTRY

Healthcare Laws and Regulatory Requirements

As a pharmaceutical company, Pernix is subject to many Federal and state laws, regulations and rules. Pernix is committed to acting responsibly and conducting its business in a professional and compliant manner that ensures compliance with these requirements, including but not limited to the Sunshine Act: Section 6002 of the Affordable Care Act ("ACA"), Federal False Claims Act ("FCA"), Federal Anti-Kickback Statute ("AKS") and Medicaid and Medicare laws. Also, Pernix is required to comply with the laws and regulations enacted by the U.S. Food and Drug Administration ("FDA") including the Federal Food, Drug, and Cosmetic Act ("FDCA") and the Prescription Drug Marketing Act of 1987 ("PDMA"). Additionally, Pernix has adopted the voluntary Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America ("PhRMA Code") and incorporated it into relevant Company policies and procedures.

All Pernix personnel are expected to comply with the requirements of these laws, regulations, rules and guidelines, as well as other Company adopted guidance. Pernix personnel are further expected to comply with other applicable laws that govern the research, manufacturing, distribution, promotion and pricing of our products. Importantly, since certain legal requirements apply beyond national boundaries, they are applicable to Pernix personnel that work inside and outside the U.S.

Promotional Materials and Activities

While there are many FDA regulations to consider, regulation of advertising and promotion directly affects our everyday communications. The Company provides training on these topics to Pernix personnel to educate on the basic rules with respect to labeling, promotion, off-label use, pharmaceutical samples, and adverse event reporting. Additionally, the Company requires that all promotional materials comply with its promotional materials policy. Additionally, promotional activities must be reviewed and approved in accordance with Pernix's approval process and conform to applicable Company policies.

FAQ

I found some great non-branded information on a website about our disease state. Since it isn't promotional, can I print it out and share it with my physicians?

No, all materials, whether promotional or non-promotional, must be approved in accordance with Pernix's policies and procedures.

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Educational Materials and Activities

On occasion, Pernix may provide Healthcare Professionals ("HCPs"), customers or other persons/ entities with educational, scientific, and clinical information about Pernix products, disease states, or other areas of interest to Pernix. Often, these may be distributed through participation in conventions and other third party events. Prior to distribution, educational materials must be reviewed and approved in accordance with Pernix's approval process and conform to applicable Company policies. Additionally, all educational and clinical activities must be reviewed and approved in accordance with Pernix's approval process and conform to applicable Company policies.

FAQ

May I provide a physician with a textbook I purchased at a bookstore?

No, this textbook may be viewed as an attempt to improperly influence the physician's medical judgment. All educational materials must be approved in advance in accordance with Pernix's policies and procedures prior to distribution.

Anti-Bribery, Anti-Kickback, and Anti-Corruption

The promise, offer or delivery of a gift, favor or other gratuity might not only violate Pernix policy, but may also be a criminal offense.

Most countries have laws that forbid the making, offering, or promise of any payment or anything of value (directly or indirectly) to a government official, particularly when the payment is intended to influence an official act or decision to award or retain business. Many rules apply to our interactions with our customers and the FDA and similar government agencies that approve and regulate our products. In addition, the U.S. Foreign Corrupt Practices Act ("FCPA") prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. We may also retain the services of scientists and healthcare providers who are considered government officials because they are employees of public hospitals, universities and other institutions. Accordingly, no payment of money, gifts, services, entertainment or anything of value is to be offered or made available in any amount, directly or indirectly, for the purpose of influencing an official act or obtaining or retaining business, to any federal, state, local or foreign government official, or employee, candidate for public office, or political party.

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The AKS prohibits knowingly and willfully offering, paying, soliciting, or receiving "remuneration" to induce or in return for purchasing or recommending any item or service reimbursable under federal healthcare programs (e.g., Medicare, Medicaid, Veterans Affairs). The AKS broadly defines remuneration as anything of value (e.g., payments, gifts, meals, or entertainment).

Pernix strictly prohibits any form of bribery, kickback or other form of "commercial bribery" (i.e. the furnishing of something of value, directly or through an intermediary, with the intent to influence a third party's commercial conduct). Accordingly, the Company expressly forbids Pernix personnel or other agents acting on behalf of such from directly or indirectly engaging in such activity.

If you require additional guidance in this area, please contact the Legal Department.

FAQ

I have season tickets to a baseball game that I can't use this weekend. One of the physicians I call on mentioned he wanted to attend the game. May I offer him the tickets?

No, you are prohibited by the PhRMA Code from providing any business gifts, including cash and gift cards, to a healthcare practitioner. Such gifts may be perceived as a bribe or kickback in violation of the Antikickback Statute.

Interactions with Healthcare Professionals, Healthcare Organizations and Government Officials

Employees and Affiliates may interact with Healthcare Professionals ("HCPs"), Healthcare Organizations ("HCOs") or government officials in a variety of ways including during promotional activities, when delivering medical information, or for research and educational efforts. Pernix's standards of integrity and all legal requirements must be upheld when business interactions with HCPs and HCOs occur. Employees and Affiliates must ensure that any interaction is allowed and compliant. All persons must be particularly mindful to avoid any prohibited interactions, for example, joint calls with sales representatives and certain employees in the Medical Affairs Department.

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Commercial Interactions with HCPs

All commercial interactions with HCPs are governed by applicable laws and guidelines including PhRMA Code, as well as Company policies and procedures. Such interactions should be prompted by a legitimate business need, enhance patient care and further the practice of medicine. Pernix personnel who interact with HCPs have a responsibility to provide complete and accurate information about Company products that is expressly approved for such use by Pernix and must present such information in a manner that is "on-label," truthful and not misleading and fairly balanced.

FAQ

I overheard my colleague detailing a product to a physician during a recent conference. He described all the benefits and mentioned that the associated risks were only minor. Was this appropriate?

No, we have a responsibility to provide HCPs with complete and accurate information about our products to help ensure appropriate use. All commercial interactions with HCPs must be on-label, truthful, not misleading and contain fair balance of the safety risks associated with the product. Any minimization of risk is considered unbalanced and misleading.

Medical Affairs Interactions with HCPs

Medical Affairs personnel are tasked with providing HCPs with truthful, balanced, accurate and scientifically rigorous information regarding the appropriate use of Pernix products and related disease states in a non-promotional and non-commercial manner. Interactions between members of the Medical Affairs Department and HCPs/HCOs must comply with applicable laws and regulations (including but not limited to the FDCA and FDA regulations), as well as relevant Company policies.

In response to legitimate requests for `off-label' information, Medical Affairs employees are permitted to provide a response provided it directly relates to the scientific exchange. Promotional communications or commercial interactions with an HCP by Medical Affairs personnel are not permitted.

FAQ

As a Medical Affairs employee, may I respond to off-label inquiries?

Yes, Medical Affairs employee may receive and respond to off-label inquiries, as part of a scientific exchange in accordance with Pernix's policies and procedures. Medical Affairs employees are tasked with providing HCPs with balanced, accurate, and scientifically rigorous information regarding the appropriate use of Pernix products and disease states.

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Interactions with Healthcare Organizations

An HCO, sometimes referred to as a healthcare entity ("HCE") refers to any entity that provides healthcare to patients, purchases or dispenses prescription medication, or recommends or advocates treatment options. HCOs include patient advocacy groups, professional societies and hospitals or organizations (including committees) that provide health care services, and further quality healthcare by conducting professional review activities through a formal peer review process.

While interactions by Pernix personnel with HCOs is necessary to share clinical experiences and educate HCPs, patients and others regarding disease states and Company products, such interactions must be conducted in a manner that is compliant with applicable laws and regulations, as well as Company policies and procedures. Further, promotional materials, sponsorships, grants, and charitable contributions must all conform to applicable laws and be expressly approved through the Company's internal review and approval processes. In instances where the Company provides product to an HCE for professional evaluation, such a product must clearly indicate that it is a "sample for professional evaluation," "not for resale," or bear similar language and the provision of such a sample must, be limited in regularity. The Company expressly forbids the use of a product sample to induce HCEs/HCOs or HCPs to use, prescribe, purchase, or recommend Pernix products, or as a reward for past purchases.

Interactions with Government Officials

All Pernix personnel must adhere to all laws, regulations and specific policies pertaining to offering gifts, entertainment, hospitality and similar benefits to government officials. Pernix prohibits anyone acting on its behalf, or who may appear to be acting on its behalf through employment or affiliation, from ever offering, authorizing, or providing a payment or benefit that is intended to improperly influence, or may appear to improperly influence a government official, or to gain any unfair business advantage. Such conduct is prohibited by law and Company policy, even where local norms and customs may permit such acts.

Pernix personnel are not permitted to offer any form of gift, entertainment, hospitality and/or similar benefit to a government official without the express, written approval of the Pernix Legal Department.

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Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with those with whom Pernix does business. Unless expressly approved by the Legal Department, Pernix personnel (including their family members such as parents, grandparents, spouse/partner/significant other, children, in-laws, aunts, uncles, nephews, nieces, cousins, and step relationships, or persons living with you in a spousal or familial relationship) should not provide gifts to third parties working with Pernix unless it:

  is not a cash gift,
  is consistent with customary business practices,
  is minimal in value,
  cannot be construed as a bribe or payoff, and
  is compliant with all applicable laws, regulations, Pernix policy and this Code.

Please note that in some instances, customary business practices may violate the law. As such, you should take particular care to avoid accepting any favor, or anything of value which could reasonably be interpreted as influencing your judgment in performing your duties for Pernix. Additionally, it is never appropriate to provide personal gifts of any kind to HCPs or healthcare staff in the course of doing business. Please discuss with your supervisors any gifts or proposed gifts that you are not certain are appropriate for receipt or for giving. If you are not comfortable discussing the matter with your supervisor, you may contact the Legal or Compliance Department.

FAQ

A contractor I work with wants to send me a box of chocolates for the New Year. May I accept the gift without violating the Code?

You may accept modest gifts (up to $100) if the gifts are not cash as long as it is not being provided as a bribe or payoff, and does not violate the law, a regulation, Pernix policy or the Code. You should never accept a gift that could be construed as a personal benefit in exchange for past, current or future Pernix business (i.e., quid pro quo is strictly prohibited).

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Competition and Fair Dealing

Pernix's policy is to comply fully with both the letter and spirit of antirust and competition laws. One general concept is that all companies should compete individually rather than enter into agreements with others to restrict competition. In order to avoid creating even the appearance of improper agreements, the Company prohibits:

  discussions or other contacts with competitors regarding price fixing, stabilization, or discrimination;
  discussions or other contacts with suppliers and customers about issues that could unfairly restrict trade, such as excluding competitors from the marketplace;
  discussions or other contacts with competitors regarding territories or markets in which competitive products will be sold, allocation of markets or customers, or limitations on the sale of products; and
  discussions or other contacts with others to boycott customers or suppliers.

Many countries have antitrust or competition laws that vary significantly from U.S. laws. Antitrust and competition laws in other countries may regulate, among other things, distribution agreements; patent, copyright, and trademark licenses; territorial and other restrictions on resellers and licensees; rebates and discounts to customers; refusals to deal; and licensing and pricing policies generally. All customers within the same competitive market must generally be treated on a fair and equitable basis with respect to prices, terms, and trade promotion. Violation of antitrust and competition laws carry stiff financial penalties and sometimes jail sentences. Given the legal complexities involved, please consult the Legal Department before acting if you have any questions.

Pernix is committed to outperforming its competition fairly and honestly. Engaging in unfair competitive practices in dealing with competition is prohibited. Misappropriating proprietary information, making inaccurate or malicious statements about competitors or competitive products, obtaining market data and other information from unauthorized sources, possessing trade secret or other proprietary information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. You should endeavor to respect the rights of and deal fairly with Pernix's customers, suppliers and competitors and their employees.

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Research and Development

In our goal to continually challenge ourselves and inspire others to make life better, Pernix is committed to conducting research that is compliant with all applicable laws and regulations. All clinical trials must have a clear scientific objective and utilize the best methodology to meet that objective. As Pernix expects data to be of the highest integrity, identifying, recruiting, and selecting clinical investigators, as well as recruiting research participants and conducting the clinical trial itself must be in conformance with applicable legal requirements and Company policy. In compliance with applicable laws, Pernix mandates the registration of Company sponsored clinical trials with the federal clinical trials registry at www.clinicaltrials.gov. Further, the results of Company-sponsored clinical trials must be reported accurately and in a comprehensive, non-misleading way and published in a timely manner in accordance with applicable law. Note that Pernix may delay publication if specific conditions are met as permitted by law and Pernix policy.

Manufacturing

At Pernix, we have developed a quality management system designed to ensure the production of the high quality products our customers have come to expect. Our manufacturing operations are conducted in compliance with applicable laws, regulations (e.g. Good Manufacturing Practices ("GMP")), and internal standards which complement the efficacy of our research and development processes. Pernix conducts audits and oversight at key points throughout our supply chain. Pernix personnel are expected to immediately report actual or potential instances of non-compliance, using the processes described in this Code.

Adverse Events

Pernix is committed to providing safe and effective high quality products to our customers. All Pernix personnel have a duty to promptly report actual and potential safety, quality or performance issues associated with Pernix products, including but not limited to Adverse Events ("AEs"). An AE is any unintended sign, symptom, or disease associated with the use of a product, irrespective of causal relationship. Examples of AE's include (but are not limited to):

  A product quality defect;
  Misuse, abuse, or overdose (whether intentional, accidental, or prescribed);
  Reports of suspected falsified products;
  Drug-drug or drug-food interactions; and
  An unintended beneficial effect.

These types of events may be identifiable through direct reports (e.g. telephone, meetings, studies), casual conversations in social settings, via social media, or otherwise. Adverse Events may be reported internally to Medical affairs, or by phone at 800-793-2145, or via email at drugsafety@pernixtx.com.

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PROTECTING OUR COMPANY

Corporate Opportunities

The taking for personal gain of opportunities that are discovered using Pernix corporate property, information or position without the informed prior consent of the Pernix Compliance or Legal Departments is not permitted. As a duty is owed to Pernix to advance its legitimate interests when such an opportunity arises. It is not appropriate to use Company property or information obtained as a result of your working relationship with Pernix for a purpose that does not advance the interests of the Company, or otherwise advances your own personal interests.

Conflicts of Interest

A "conflict of interest" exists when a private interest interferes or conflicts with the interests of Pernix, or impairs, or could be perceived to impair, business judgment. Decisions should be made strictly on the basis of Pernix's best interests, without regard to personal concerns or interests. Situations and activities should be avoided that present potential conflicts of interest, either real or perceived, or that make it difficult or appear to make it difficult for you to perform your work objectively and effectively. Examples of when a conflict of interest or potential conflict of interest may arise include, but are not limited to:

  Actions or interests that may make it difficult to perform work activities objectively and effectively.
  Receipt of improper personal benefits as a result of your relationship with Pernix.
  Simultaneously working for or assisting a competitor, customer or supplier on an unauthorized basis. Pernix employees are not allowed to work for a competitor in any capacity.
  Service on the board of directors or an advisory board of any company that competes with Pernix.
  A material investment in a customer, supplier, developer or competitor of Pernix.1
  Conducting Pernix business with a relative2 or significant other3, or with a business with which a relative or significant other is associated in any significant role, without appropriate disclosure and approval from the Legal Department.

____________________________

1 In deciding whether an investment is material, consider whether it was made based upon confidential, non-public information, whether the Company would be concerned about or not approve of such an investment, the size and nature of the investment, your ability to influence decisions of Pernix or of the other company, your access to confidential information of Pernix or of the other company, and the nature of the relationship between Pernix and the other company.
2 Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws.
3 Significant others include persons living in a spousal or familial fashion (including same sex) with an employee, officer or director.

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Conflicts of interest must be avoided and, in all cases, must be promptly and fully disclosed to your supervisor and the Legal Department. Pernix also requires each Director and employee to disclose any transaction or arrangement among such individual or any family member or affiliated entity of such individual, on the one hand, and any other Director, employee or any family member or affiliated entity of such other individual, on the other hand, that in any way relates to or arises out of such individual's professional or working relationship with Pernix. In the case of any Director, the Chief Executive Officer, or any other executive officer, disclosure must be made to the Chairman of the Audit Committee. No person, including any Board member, shall weigh in on a matter if s/he has an actual or perceived conflict with any individual who is subject to the conflict request. Following such disclosure, the matter shall be considered by the General Counsel or external counsel if requested by the Board, who shall determine whether a material conflict exists and/or what, if any, corrective action is required. As conflicts of interest may not always be obvious, you should consult with higher levels of management or Pernix's General Counsel when in doubt. If you become aware of a conflict or potential conflict, promptly bring it to the attention of your supervisor or otherwise report the conflict to the Compliance, Legal or Human Resources Department or anonymously through the Pernix AlertLine.

FAQ

My spouse has an ownership interest in a Clinical Research Organization that Pernix is considering using. Since I am in the Marketing Department and am not involved with the decision as to which vendor is selected, do I need to report anything?

Yes, this is a potential conflict. Any potential conflict, or even the appearance of a conflict, might damage your reputation or that of the Company and therefore must be disclosed to your manager or the Legal Department to assess the situation.

My father is a physician at an office that I currently call on to detail Pernix products. Is it okay if I continue to call on him?

No, this is considered a conflict. Pernix does not permit sales representatives to be compensated on prescriptions that may be written by someone who is a family member. This could implicate a risk to Pernix and to you under Federal laws.

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Protection and Proper Use of Pernix Assets

Pernix's assets should be protected and efficiently used at all times. Pernix equipment should not be used for non-Pernix business, though limited incidental personal use is permitted.

Pernix's assets include its proprietary information, such as intellectual property (e.g. trade secrets, patents, trademarks and copyrights), as well as business or marketing plans, scientific and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Protection of the Company's proprietary information is essential to maintaining competitive advantage in the market. Unauthorized use or distribution of such information would violate Pernix policy and could also be illegal and could result in civil or even criminal penalties.

Additionally, Pernix personnel are expected to respect the proprietary information rights of third parties, such as other companies. Unauthorized use, theft or misappropriation of third-party intellectual property or protected information could also be illegal and result in significant fines, lawsuits, or other civil and criminal penalties for the Company and you. Please contact the Legal or Compliance Department if you have any questions or concerns.

Any suspected incident of fraud, theft or misuse of Company or third party assets must be promptly reported to your supervisor and/or to the Compliance, Legal or Human Resources Departments or anonymously through the Pernix AlertLine.

FAQ

Sometimes I need to use my work computer and the internet for personal reasons. Am I violating the Code?

Not necessarily. You may use the Internet for personal tasks as long as it's infrequent and does not interfere with your job performance.

I logged onto Pernix's network remotely. After logging in, I noticed that the last log in date and time showed were at a time when I was at an event and could not have logged in. Do I need to report this?

Yes, any suspected incident of misuse, fraud, or theft of Pernix assets should immediately be reported for investigation.

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Public Disclosure of Information

The federal securities laws require Pernix to disclose certain information in various reports that the Company must file with or submit to the SEC. In addition, from time to time, Pernix makes other public communications, such as issuing press releases.

Pernix expects all persons that are involved in the preparation of SEC reports or other public documents to ensure that the information disclosed in those documents is complete, fair, accurate, timely and understandable.

To the extent that you reasonably believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should promptly report those concerns to your supervisor, the Legal Department, the Chair of Pernix's Audit Committee or anonymously through the Pernix AlertLine.

Insider Trading

The use or sharing of confidential information for stock trading purposes or for any other purpose, except the conduct of the Company's business, is strictly prohibited. All non-public information about Pernix should be considered confidential information until it has been adequately disclosed to the public. Trading in the securities of other companies about which you learn material, non-public information through the course of relationship with, or service to, Pernix is also prohibited.

"Material non-public information" includes information that is not available to the public at large that could affect the market price of Pernix securities or another company's securities and that a reasonable investor would consider important in deciding whether to buy, sell or hold the securities. To use material non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical, but also illegal, and could result in criminal prosecution, in addition to the termination of your relationship with the Company. Pernix personnel are required to comply with Pernix's policy on insider trading. Questions regarding Pernix's insider trading policy or as to whether information should be considered to be material and non-public should be promptly directed to the Legal Department.

FAQ

A friend told me a competitor's key Board member is scheduled to resign in one week. Can I trade their stock?

No, to use such information for personal financial benefit or to "tip" others who might make an investment decision on the basis of it, is unethical, illegal, and could result in criminal prosecution, and termination of your employment.

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Patient Privacy

During the course of business activities, you may learn the identity of a patient/study subject or other personal medical information. Any personal medical information that you learn about must be kept confidential at all times, both inside and outside the workplace. The disclosure of confidential medical information is strictly prohibited by law in most countries. Therefore, please contact the Legal Department if you become aware that, or have reason to believe that, confidential patient personal information has been inappropriately disclosed.

FAQ

While at a doctor's office, a staff member asked me to help review a patient's insurance denial. Can I assist with this request?

No, viewing patient information or medical data under these circumstances is prohibited by Pernix's policies and by law and is contrary to patients' expectation of confidentiality and privacy

Record-Keeping

Pernix requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with the law. For example, employees who must report their hours worked should only report the true and actual number of hours worked (whether for purposes of individual pay or for purposes of reporting such information to customers).

Many Pernix employees regularly use business expense accounts, which must be documented and recorded accurately in accordance with the Company's travel and expense policies. If you are not sure whether you may seek reimbursement for a certain expense, ask your supervisor or the Finance Department.

All of Pernix's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Pernix's transactions and must conform both to applicable legal requirements and to Pernix's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless expressly permitted by applicable law or regulation and the Principal Accounting Officer and Corporate Controller is informed in writing and expressly agrees to the maintenance of such funds or assets. If the Principal Accounting Officer and Corporate Controller does agree to such an arrangement, they must inform and receive the approval of the Chair of the Audit Committee before such an arrangement can be effectuated.

Business records and communications (including internal or external e-mails) very often become public, therefore, you should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood or misconstrued. This policy applies equally to e-mail, internal memos and formal reports. You should always remember that writings or images on your computer screen, screen savers, and pictures or videos you retain or view on your computer screen must comply with the Company's policies including, without limitation, harassment and discrimination.

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Document Retention

Company records should always be retained or destroyed according to Pernix's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, the deletion or alteration of any e-mail that is directly or indirectly related to the subject of the litigation or investigation is prohibited, as is any action that could be construed as an effort to obstruct the litigation or investigation. Pernix personnel found to have violated this policy could be subject to civil and criminal penalties, as well as company discipline up to and including termination of their relationship with the Company.

Pernix's document retention program was prepared in a manner intended to ensure that Company records are maintained, stored, and, when appropriate, destroyed in accordance with Pernix needs and in compliance with applicable legal, regulatory, environmental, tax, employment and trade requirements. Pernix personnel are expected to be familiar with the specific requirements applicable to their duties.

Note that regular document destruction must stop immediately upon notice of a legal request to preserve such documents or if the General Counsel or outside counsel has issued a document hold notice. If uncertain whether a document has been placed under a "legal hold," preserve and protect that document and contact the Legal Department for clarification.

Confidentiality and Non-Solicitation

Information that we create and collect about Pernix products and its business is proprietary to Pernix. Confidential Information entrusted to you by Pernix must be protected and not disclosed to third parties, except when disclosure is authorized by Pernix's established written policies, the Legal Department or required by laws or regulations. "Confidential Information" includes all non-public information that might be of use to competitors, or harmful to Pernix, if disclosed, as well as information that suppliers and other business partners have entrusted to us, such as marketing plans, sales data, clinical and medical data, research, development, and commercial strategies, customer lists and records, manufacturing processes, business development opportunities and trade secrets. The obligation to preserve confidential information continues even after the conclusion of your relationship/employment with Pernix.

Pernix employees and Affiliates are required to execute certain agreements with the Company in order to protect its Confidential Information, as well as its business interests. Please contact the Legal Department or the Human Resources Department if you require a copy of your executed agreement(s) or if you do not recall signing such an agreement when you began your employment or the commencement of services to Pernix. As part of our effort to protect the Company's business interests, Pernix employees may not solicit other Pernix employees during their employment with Pernix and for one (1) year after their separation from Pernix.

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Social Media

Social media refers to digital communications that enable persons to create and share opinions, experiences, insights, content, and to post comments. All Pernix personnel must use social media responsibly and comply with all Company policies when doing so. All communications, even in personal activities on social media, must be developed in consciousness of the fact that personal conduct and comments may impact the public's view of Pernix. When appropriate, applicable disclaimers must be used.

Please be alert to reporting obligations regarding AE reporting procedures. Also, be careful not to reveal Confidential Information when engaging in social media activities.

FAQ

I was tagged in a Facebook post about a person's experience using a Pernix product. Am I required to report the information?

Yes, once aware, you must promptly report any unintended sign, symptom, or disease associated with the use of a product.

Competitive Intelligence

Employees may gain access to information about competitor products and business. Although Pernix employees are free to collect information about other companies, such information must be collected in a way that does not violate any laws or confidentiality obligations and then can only be used in a manner that is ethical and lawful. The use of false, deceptive, unlawful or unethical practices to obtain competitor information is strictly prohibited.

OUR COMMUNITY AND PUBLIC STANDARDS

Government Requests for Information

Pernix is committed to cooperating with government investigations. From time to time, government regulators may contact employees directly in the course of an investigation. If you receive an inquiry from a government investigator, please notify the General Counsel or another member of the Legal Department immediately.

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Before sharing any Pernix information with a person who represents himself or herself to be affiliated with a government agency, please confirm that the person in fact holds an official government capacity. If you are required to speak with a government regulator before you can transition the regulator to the Legal Department, be aware that any information that is conveyed must be truthful and accurate. If documents are requested by a government regulator, request that they provide a valid, court-ordered subpoena. If a proper subpoena is provided, request time to confer with the Legal Department prior to providing access to such documents, especially if they contain Confidential Information. If this request is denied, cooperate as necessary and contact the Legal Department. As possible, obtain written document requests and record all documents that are reviewed and/or provided, including the date and full contact information of the person to whom they were given (name, title, government office/department, telephone number, email and business address). Immediately contact your manager or the Legal Department for assistance with this process.

Pernix prohibits retaliation against any employee who, in good faith, conveys truthful and accurate information in response to a government regulator request or inquiry.

FAQ

A government regulator has contacted me requesting information. Must I provide it?

Yes, if you are contacted by a government investigator, please immediately inform the General Counsel that you were contacted so they may ensure that requests are fulfilled.

Requests for Professional (Medical) Information

A "Professional Information Request" ("PIR") is an unsolicited request to a Pernix employee or Affiliate for information about a Pernix product, the response to which is beyond the scope of approved prescribing information or approved promotional materials, or otherwise beyond the understanding of such employee or agent. Pursuant to the Company's policy on responding to professional information requests (including PIR Media and other third party requests), only Pernix designated professionals that possess sufficient scientific and/or medical knowledge are permitted to respond to such PIRs on behalf of Pernix.

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Third Party Requests for Information

If contacted by the media or other non-governmental third parties (for example, financial analysts or the general public) about Pernix information, please direct the inquiring party to the Pernix website, where they may obtain financial information prepared for analysts and investors, submit an inquiry via email, or call our headquarters and be routed to the Legal Department for further assistance. Unless specifically authorized by Pernix, Pernix personnel are not authorized to answer questions from the media, financial analysts, investors, or other members of the general public, whether such requests are made in writing, in person, over the phone, or via social media

FAQ

Someone wants to interview me for an online editorial article about our Company. May I participate?

No, employees are not authorized to answer questions from the media, or other members of the general public. Please have them submit an inquiry via email, or call our headquarters for assistance.

Trade Issues

The U.S. as well as other countries in which Pernix conducts business and/or research, regulate international trade (imports and exports generally), restrict or prohibit transactions involving certain products and technology and regulate how companies must respond to boycotts enforced by one set of countries against another. Pernix personnel responsible for shipping or receiving goods, technology or services must be aware of import, export, anti-boycott, and other trade laws and how they impact the Company's operations. They must also be vigilant to ensure that requests for related information (e.g. letters of credit and shipping documents) are properly documented since U.S. law requires Pernix to report such informational requests. Accordingly, any such requests must be promptly reported to the Legal Department.

Political Activities

While Pernix remains socially committed to the communities in which it operates and encourages Pernix personnel to participate in political activities in their private capacity, the Company, as a matter of policy, does not participate in political activities. Unless specifically approved by the CEO, CFO or General Counsel, no person or entity is authorized to represent the Company on a political platform or to make political statements on the Company's behalf. Under no circumstances, may Pernix personnel use Company time, money, systems, equipment, or other resources for a political purpose. Pernix personnel are also prohibited from wearing Company paraphernalia when participating in political activities.

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PROFESSIONALISM IN THE WORKPLACE

Employee Professionalism and Respect

Pernix believes that all of its employees are entitled to work in a safe environment and to be treated with professionalism and respect. Pernix personnel are required to treat Pernix colleagues, customers and vendors with courtesy and respect. While this Code discusses some of the Company's principles, Pernix personnel should also be equally familiar with the employee policies and procedures included in the Pernix Employee Handbook.

Health and Safety

Pernix is committed to compliance with all applicable environmental, health and safety ("EHS") laws, as well as internal standards, and strives to provide a safe and healthy work environment. Pernix employees and Affiliates are responsible for helping this environment by following the

Company's safety and health rules and promptly reporting accidents, injuries and unsafe equipment, practices or conditions.

Pernix also has a "zero tolerance" for illegal drug use, violence, irresponsible conduct and/or threatening behavior. The use of illegal drugs and/or alcohol misuse by employees in the workplace are inconsistent with the commitment of Pernix to provide a safe, healthy, secure and productive work environment and will not be tolerated. Any such inappropriate use and/or conduct constitutes a violation of Company policy. Employees are required to report to work free from the influence of illegal drugs or alcohol and must be able to properly and efficiently perform their duties.

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Discrimination and Harassment

Pernix administers all personnel actions without regard to sex, race, color, national origin, religion, creed, age, marital status, national origin, disability, medical condition, protected veteran or military status, sexual orientation, gender identity and expression, genetic information, or any other status protected under local, state, or federal law. Pernix is firmly committed to providing equal opportunity in all aspects of employment (including without limitation hiring, promoting and terminating) and will not tolerate any illegal discrimination or harassment of any kind. Examples of such behavior include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Please consult Pernix's Employee Handbook for more information on this topic.

Employee Privacy and Use of Company Systems

Employees have a right to protection of their personal information submitted to the Company for legitimate business purposes. However, while irregular, incidental personal use of the Company's equipment and systems may be permitted, employees should not have an expectation of personal privacy regarding any information sent from, received by or stored within Company information systems, except as specifically required by law. As directed by Pernix's information technology policies, Pernix personnel should guard against personal use of Pernix systems and only use such systems in accordance with Pernix's acceptable use policies. Pernix personnel with access to the Company's information systems and equipment must never engage in prohibited activities using such systems and equipment, including activities that:

  Violate Pernix's discrimination, harassment or other policies, or this Code;
  Violate law;
  Involve pornographic and other inappropriate content;
  Create a hostile work environment; or
  Cause loss or damage to Pernix's systems or Company networks.

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